Dear U.S. Physical Therapy Shareholder:

Our Company’s operations improved substantially in 2007. Net revenue from continuing operations increased by 12% to $151.7 million. Net income from continuing operations rose 8% to $8.8 million and net income after discontinued operations increased 39% to $8.7 million. After working through a number of industry-wide challenges in 2006 and although the year 2007 began with a 5% Medicare reimbursement reduction, we were able to hold our overall net reimbursement rate steady for the year. In fact, in the fourth quarter, as a result of continued focus on our facility operations and our managed care contracting, we were able to create improvement in our net rate. Our patient visit volume grew 13% for the year and over 27% in the final quarter. Same store visits which had been relatively flat in the prior year grew by 3%.

Our Progress and Initiatives for 2007 and Beyond

• Development

The year 2007 proved to be very successful for U.S. Physical Therapy in terms of development. For the year we grew our clinic base to 349 facilities, an increase of approximately 20%.

During the year we added 17 new start-up facilities including 7 with new partners. The other 10 new clinics were satellites of existing partnerships including 2 that were added to our Desert Hand acquisition completed in November 2006.

The big news for our shareholders came via the STAR Physical Therapy acquisition finalized in September. Actually this relationship began nearly a year earlier at an introductory meeting in Nashville, Tennessee with founder Regg Swanson and one of his talented partners. We spent a lot of time talking about our respective passions for this business, as well as a belief that good clinicians, empowered and encouraged, can make a meaningful and significant difference in the lives of their patients. We came to learn that our business values were not the only principles we shared. Our strong desire to make a difference, our core beliefs, and our desire to have fun doing what we love became more evident at each subsequent meeting. Finally after almost a year of discussions, we were able to consummate a deal in September when U.S. Physical Therapy purchased a 70% interest in STAR’s business. While we have not been partners for long, things are going well and we look forward to STAR’s continued growth, development and contribution in the years to come.

In all of our de novo partnerships, as well as our acquisitions, we remain focused on what we believe brings long term value to our Company and our shareholders. That is to find people who love what they do and have a burning desire to be the best. These people want to be owners in their business, not just employees. They believe that having a vested ownership interest provides them and their families with the best long term opportunity for success. We agree.

As a shareholder of U.S. Physical Therapy you can expect more of the same focus from our team in 2008. We are committed to our new partner de novo growth and we remain actively engaged in searching for “our kind” of acquisitions.

• Operations

In some respects the challenges we have faced in recent years continue. The labor market for quality physical therapists remains tight. Physicians continue to look for ways to increase annual income with physical therapy being one of the avenues many orthopedic physicians have pursued. Patient co-pays and deductibles have increased, and there is now downward pressure in the economy. In spite of these challenges, our USPH team has been able to make substantial operational and financial progress in several key areas.

• Clinical Efficiencies

Clinical efficiencies have improved sequentially over the past four years, enabling us to keep pace with reimbursement and wage pressure. This has come about and should continue as the result of realigning our incentive structure, providing new tools to our clinicians, and through the efforts of our committed partner group whom manage and oversee this process.

• Same Store Growth

Through the focus and persistence of our clinician partners, coupled with the strength of our sales team, we grew our same store visits 3% in 2007 at a time when many of our competitors were contracting. During the past year we increased our sales and marketing force by 9 representatives and we added a very committed and capable National Director of Sales to our management team.

In 2007, we collaborated with our Detroit partner of 18 years, John Cascardo, to secure the Ford Motor’s National Contract for Worker’s Compensation. This involved coordinating a national coverage footprint for Ford whereby we now provide services to more than 90% of Ford’s locations, all within our USPH facility network. This contract is a great example of the strength of U.S. Physical Therapy’s partnership model, combining great local talent and relationships with the considerable resources and capabilities of our corporate team.

• Balance Sheet

Our balance sheet remains very strong providing us with a flexible platform to accelerate the Company’s growth. Last summer, in anticipation of the STAR deal and other acquisitions to follow, we secured a very competitively priced, expandable credit facility of $30 million with Bank of America. We used approximately $12 million for the STAR acquisition in September and by year end had paid that down by $5 million, reducing our debt net of the Company’s cash balance to approximately $1 million. Our strong capital structure ensures that we have sufficient resources available for de novo clinic growth, as well as acquisitions.

• Investor Relations

We believe that communication, accountability, transparency and trust are very important aspects of running our business. We have worked to deliver these attributes to our partners as well as to the investment community. In good times, and especially in tough times, we have made an effort to be up front with our shareholders.

• Corporate

For much of the past 2 years we have held a very tight line on corporate staff and related expenses. During 2007 we saw our locations grow by 20% while our revenues expanded 12% for the year and 30% for the 4th quarter. We expect to have yet another solid development year in 2008. While we will undoubtedly expand our corporate staff in order to meet our needs in 2008 and beyond, we believe that we can further decrease our corporate costs as a percentage of revenue with an ultimate goal to get these costs down to 10% or less by late 2008.

• Concierge Program

Our Concierge Program has been in the works now for a number of months. The concept of the program is simple: provide high energy, customer centric, advanced and clinically progressive care that intensifies near the end of someone’s normal rehabilitative program. Instead of patients becoming so independent near the latter stages of their care that some end treatment too soon, we have worked to create a solution in the form of our “Concierge Effect”. This program endeavors to deliver advanced, high intensity, functionally focused programs akin to a high level personal training experience, but coupled with the medical/therapeutic expertise of our therapists. Through this concierge effort, we believe that we will experience a reduced level of late-in-program cancellations while simultaneously achieving better patient outcomes and improved patient visit durations. To assist in developing this new program we assembled 20 of our top clinicians who worked over several very long days to create more than one hundred advanced clinical programs, progressions and flow sheets across our primary diagnostic categories. These tools have been provided to all of our facilities with the expectation that they will aid them (particularly our younger clinicians) in their ability to get their patients to a higher level of function with greater patient satisfaction and fewer lost patient visits. We also expect that these tools will assist many of our clinicians in improving their patient flow while reducing time and stress in clinical documentation.

We are more excited than ever about the possibility and potential for your Company and we thank all of U.S. Physical Therapy’s employees and shareholders for their trust and support.

Sincerely,

Chris Reading	Larry McAfee	Glenn McDowell
President	Executive Vice President	Chief Operating Officer
Chief Executive Officer	Chief Financial Officer